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                                EXHIBIT (c) (2)

                           INDEMNIFICATION AGREEMENT


        This Agreement is made as of the         day of November, 1996, by and
between Milgray Electronics, Inc., a New York corporation (the "Corporation")
and                          (the "Indemnitee"), a director and/or officer of
the Corporation.

        WHEREAS, Indemnitee has served and is serving as a director and/or office of the Corporation,

        NOW, THEREFORE, in consideration of Indemnitee's service as a director and/or officer, and for other good and valuable consideration, the parties agree as follows:

        1.      As used in this Agreement:

                a. The term "Proceeding" shall include any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of the Corporation and whether of a civil, criminal, administrative or investigative nature.

                b. The term "Expenses" shall include, but is not limited to, expenses of investigations, judicial or administrative proceedings or appeals, damages, judgments, fines, amounts paid in settlement by or on behalf of Indemnitee, attorneys' fees and disbursements and any expenses of establishing a right to indemnification under this Agreement.

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                c.  The terms "Director" and "Officer" shall include
Indemnitee's service at the request of the Corporation as a director, officer, employee or agent of another corporation or other entity, as well as a Director and/or Officer of the Corporation.

        2. Subject only to the limitations set forth in Section 3, the Corporation will pay on behalf of the Indemnitee all Expenses actually and reasonably incurred by Indemnitee because of any claim or claims made against him in a Proceeding by reason of the fact that he is or was a Director and/or Officer, including, without limitation, any claim or claims arising from and relating to the Agreement and Plan of Merger among Bell Industries, Inc., ME Acquisition, Inc. and Milgray Electronics, Inc. and transactions contemplated by said Agreement and Plan of Merger.

        3. The Corporation shall not be obligated under this Agreement to make any payment of Expenses to Indemnitee (a) which payment is prohibited by applicable law from payment as indemnity; (b) for which payment is actually made to Indemnitee under an insurance policy, except in respect of any excess beyond the amount of payment under such insurance; (c) for which payment the Indemnitee is indemnified by the Corporation otherwise than pursuant to this Agreement and payment is actually made to the


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Indemnitee, except in respect of any excess beyond the amount of payment under such Indemnification; (d) resulting from a claim under Section 16(b) or 16(c) of the Securities Exchange Act of 1934 decided in a Proceeding adversely to the Indemnitee; or (e) resulting from a claim decided in a proceeding adversely to the Indemnitee based upon or attributable to the Indemnitee gaining in fact any personal profit from the Corporation to which he was not legally entitled.

        4. Expenses incurred by Indemnitee in defending a claim against him in a Proceeding shall be paid by the Corporation as incurred and in advance of the final disposition of such Proceeding except where such payment would be contrary to applicable law. Indemnitee hereby agrees to repay any such amounts advanced if it shall be decided in a Proceeding that Indemnitee is not entitled to be indemnified by the Corporation pursuant to this Agreement or otherwise. The phrase "decided in a Proceeding" as used herein shall mean a decision by a court, arbitrator, hearing officer or other judicial agent having requisite legal authority to make such a decision, which decision has become final or from which no appeal or other review proceeding is permissible.


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        5.      In the event of payment under this Agreement, Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Corporation effectively to bring suit to enforce such rights. Notwithstanding the foregoing, if any of the provisions hereof would impair or jeopardize Indemnitee's coverage under the Corporation's Directors' and Officers' Liability Policy, such provisions shall be ineffective and shall be deemed deleted from this Agreement.

        6. The Indemnitee, as a condition precedent to his right to be indemnified under this Agreement, shall give to Corporation notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice to Corporation shall be given at its principal office and shall be directed to the President (or such other address as Corporation shall designate in writing to the Indemnitee); notice shall be deemed received if sent by prepaid mail properly addressed, the date of such notice being the date postmarked. In addition, the Indemnitee shall give Corporation


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such information and cooperation as it may reasonably require.

        7. If this Agreement or any portion thereof shall be invalidated on any grounds by any court of competent jurisdiction, the Corporation shall nevertheless indemnify the Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated or by any other applicable law.

        8. Nothing herein shall be deemed to diminish or otherwise restrict Indemnitee's right to indemnification under any provision of the Articles of Incorporation or By-laws of the Corporation or under New York law or under any other indemnification agreement between the Indemnitee and the Corporation.

        9. This Agreement shall be governed by and construed in accordance with New York law.

        10. This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

        11. This Agreement shall be binding upon the Corporation and its successors and assigns.

        12. The Indemnification under this Agreement shall continue as to Indemnitee even though he shall have ceased to be a Director and/or Officer and shall inure to the benefit of the


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heirs and personal representatives of the Indemnitee.

        13. The Indemnification under this Agreement shall cover Indemnitee's service as a Director and/or Officer prior to or after the date of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        MILGRAY ELECTRONICS, INC.

                                        By:
                                           ------------------------------------
                                                     Name and Title

                                        ---------------------------------------
                                                      (Indemnitee)


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